                                                                   EXHIBIT 10.14




                             BRIDGE CREDIT AGREEMENT

                                      among

                      ORTHODONTIC CENTERS OF AMERICA, INC.
                                  as Borrower,

                                       AND

                 CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,
                                 as Guarantors,

                                       AND

                         THE LENDERS IDENTIFIED HEREIN,

                                       AND

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent

                          DATED AS OF NOVEMBER 9, 2001

                         BANC OF AMERICA SECURITIES LLC,
                     as Sole Lead Arranger and Book Manager

                                TABLE OF CONTENTS

SECTION 1  DEFINITIONS AND ACCOUNTING TERMS..........................................   1
      1.1  Definitions...............................................................   1
      1.2  Computation of Time Periods and Other Definitional Provisions.............  12
      1.3  Accounting Terms/Calculation of Financial Covenants.......................  12
      1.4  Time......................................................................  12

SECTION 2  CREDIT FACILITY...........................................................  12
      2.1  Term Loans................................................................  12
      2.2  Continuations and Conversions.............................................  13
      2.3  Minimum Amounts...........................................................  13

SECTION 3  GENERAL PROVISIONS APPLICABLE TO TERM LOANS...............................  14
      3.1  Interest..................................................................  14
      3.2  Place and Manner of Payments..............................................  14
      3.3  Prepayments...............................................................  15
      3.4  Administrative Fees.......................................................  15
      3.5  Extension of Maturity Date; Payment in full at Maturity...................  15
      3.6  Computations of Interest and Fees.........................................  16
      3.7  Pro Rata Treatment........................................................  16
      3.8  Sharing of Payments.......................................................  17
      3.9  Capital Adequacy..........................................................  17
      3.10 Eurodollar Provisions.....................................................  17
      3.11 Illegality................................................................  18
      3.12 Requirements of Law.......................................................  18
      3.13 Taxes.....................................................................  18
      3.14 Compensation..............................................................  20
      3.15 Determination and Survival of Provisions..................................  21

SECTION 4  GUARANTY..................................................................  21
      4.1  Guaranty of Payment.......................................................  21
      4.2  Obligations Unconditional.................................................  21
      4.3  Modifications.............................................................  22
      4.4  Waiver of Rights..........................................................  22
      4.5  Reinstatement.............................................................  22
      4.6  Remedies..................................................................  22
      4.7  Limitation of Guaranty....................................................  22
      4.8  Rights of Contribution....................................................  23

SECTION 5  CONDITIONS PRECEDENT......................................................  23
      5.1  Closing Conditions........................................................  23
      5.2  Conditions to All Extensions of Credit....................................  26

SECTION 6  REPRESENTATIONS, WARRANTIES AND COVENANTS.................................  26
      6.1  Representations and Warranties............................................  26
      6.2  Covenant Regarding Additional Credit Parties and Collateral...............  28
      6.3  Incorporation of Additional Representations, Warranties and Covenants.....  28

SECTION 7  EVENTS OF DEFAULT.........................................................  29
      7.1  Event of Default..........................................................  29
      7.2  Acceleration; Remedies....................................................  31
      7.3  Allocation of Payments After Event of Default.............................  32

SECTION 8  AGENCY PROVISIONS.........................................................  33

      8.1  Appointment...............................................................  33
      8.2  Delegation of Duties......................................................  33
      8.3  Exculpatory Provisions....................................................  33
      8.4  Reliance on Communications................................................  33
      8.5  Notice of Default.........................................................  34
      8.6  Non-Reliance on Administrative Agent and Other Lenders....................  34
      8.7  Indemnification...........................................................  35
      8.8  Administrative Agent in Its Individual Capacity...........................  35
      8.9  Successor Agent...........................................................  35
      8.10 Intercreditor Agreement...................................................  35

SECTION 9  MISCELLANEOUS.............................................................  36
      9.1  Notices...................................................................  36
      9.2  Right of Set-Off..........................................................  36
      9.3  Benefit of Agreement......................................................  36
      9.4  No Waiver; Remedies Cumulative............................................  38
      9.5  Payment of Expenses; Indemnification......................................  38
      9.6  Amendments, Waivers and Consents..........................................  39
      9.7  Counterparts/Telecopy.....................................................  40
      9.8  Headings..................................................................  40
      9.9  Survival of Indemnification...............................................  40
      9.10 Governing Law; Venue; Jurisdiction........................................  40
      9.11 Waiver of Jury Trial; Waiver of Consequential Damages.....................  40
      9.12 Severability..............................................................  41
      9.13 Further Assurances........................................................  41
      9.14 Confidentiality...........................................................  41
      9.15 Entirety..................................................................  41
      9.16 Binding Effect; Continuing Agreement......................................  41
      9.17 Conflict with Intercreditor Agreement.....................................  42

SCHEDULES

Schedule 1.1(a)     Commitment Percentages/Lending Offices
Schedule 6.1(g)     Subsidiaries
Schedule 9.1        Notices


EXHIBITS

Exhibit 2.1(b)      Form of Notice of Borrowing
Exhibit 2.1(c)      Form of Term Note
Exhibit 2.2         Form of Notice of Continuation/Conversion
Exhibit 6.2         Form of Joinder Agreement
Exhibit 9.3(b)      Form of Assignment Agreement

                             BRIDGE CREDIT AGREEMENT


      THIS BRIDGE CREDIT AGREEMENT (this "Credit Agreement") is entered into as of November 9, 2001 among ORTHODONTIC CENTERS OF AMERICA, INC., a Delaware corporation, as Borrower, certain Domestic Subsidiaries of the Borrower, as Guarantors, the Lenders and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders.

                                    RECITALS

      WHEREAS, the Borrower and the Guarantors have requested the Lenders to provide a senior bridge credit facility to the Borrower in an aggregate principal amount of up to $50,000,000; and

      WHEREAS, the Lenders party hereto have agreed to make the requested senior bridge credit facility available to the Borrower on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

      1.1   DEFINITIONS.

      As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

            "Additional Incorporated Terms" has the meaning set forth in Section 6.3.

            "Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

            "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

            "Administrative Agent" means Bank of America, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to
      Section 8.9.

            "Administrative Fees" has the meaning set forth in Section 3.4.

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Agency Services Address" means Bank of America, N.A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255,
      Attn: Credit Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

            "Agent-Related Person" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and their respective officers, directors, employees, agents, counsel and attorneys-in-fact.

            "Agreement and Plan of Merger" means that certain Agreement and Plan of Merger, dated as of May 16, 2001, among the Borrower, OCA Acquisition Corporation and OrthAlliance.

            "Applicable Percentage" means the appropriate applicable percentages corresponding to the time periods set forth below:

                                                                  Applicable
                                                 Applicable       Percentage
                     Time Period               Percentage for      for Base
                                              Eurodollar Loans    Rate Loans
            From the Closing Date through
                  February 28, 2002                 2.25%             1.25%
              From March 1, 2002 through            2.75%             1.75%
                    May 31, 2002
              From June 1, 2002 through             3.25%             2.25%
                  August 31, 2002
             From September 1, 2002 to
             the first anniversary of
                  the Closing Date                  3.75%             2.75%

      Any adjustment in the Applicable Percentages pursuant to the above pricing grid shall be applicable to all existing Eurodollar Loans and Base Rate Loans as well as any new Eurodollar Loans and Base Rate Loans. Notwithstanding the above pricing grid nor the limitation on interest rates in the last paragraph of Section 3.1(a), in no event shall the Applicable Percentages for Eurodollar Loans and Base Rate Loans, as of any date of determination, be less than the corresponding applicable percentages in the Revolving Senior Credit Agreement.

            "Attorney Costs" means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

            "Authorized Officer" means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.

            "Bank of America" means Bank of America, N.A. or any successor thereto.

            "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            "BAS" means Banc of America Securities LLC.

            "Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus -1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means any Term Loan bearing interest at a rate determined by reference to the Base Rate.

            "Benefited Parties" has the meaning set forth in the Intercreditor Agreement.

            "Borrower" means Orthodontic Centers of America, Inc., a Delaware corporation, together with its successors and permitted assigns.

            "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York or Charlotte, North Carolina; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

            "Capital Stock" means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

            "Closing Date" means the date hereof, which is the date on which the conditions set forth in Section 5.1 were fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Term Loans were made.

            "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

            "Collateral" has the meaning set forth in the Collateral Documents.

            "Collateral Agent" means First Union National Bank, in its capacity as collateral agent for the Benefited Parties pursuant to the terms of the Intercreditor Agreement and the other Credit Documents, and its successors and permitted assigns in such capacity.

            "Collateral Documents" means a collective reference to the Pledge and Security Agreement and such other documents, instruments and agreements executed and delivered in connection with the attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including without limitation, Uniform Commercial Code financing statements.

            "Commitment" means the commitment of each Lender with respect to the Committed Amount.

            "Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.3.

            "Committed Amount" means FIFTY MILLION DOLLARS ($50,000,000).

            "Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such

      Person is required to perform thereunder).

            "Credit Agreement" has the meaning set forth in the Preamble hereof.

            "Credit Documents" means this Credit Agreement, the Term Notes, the Collateral Documents, any Joinder Agreement, the Intercreditor Agreement, any Notice of Borrowing, any Notice of Continuation/Conversion and any other document, agreement or instrument entered into or executed in connection with the foregoing.

            "Credit Exposure" has the meaning set forth in the definition of Required Lenders in this Section 1.1.

            "Credit Parties" means the Borrower and the Guarantors and "Credit Party" means any one of them.

            "Credit Party Obligations" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Term Notes, or any of the other Credit Documents to which any Credit Party is a party and (b) all liabilities and obligations owing from such Credit Party to any Lender, or any Affiliate of a Lender, arising under Hedging Agreements permitted hereunder.

            "Debt Issuance" means the issuance, incurrence or sale by any Credit Party or any of its Subsidiaries of any debt securities or other Indebtedness, whether in a public offering of such securities or otherwise, other than any Indebtedness expressly permitted under Section
      8.2 (excluding Section 8.2(v)) of the Incorporated Covenants.

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Lender" means, at any time, any Lender that, (a) has failed to make a Term Loan (but only for so long as such Term Loan is not made), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

            "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (i) debt securities or
      (ii) any Capital Stock referred to in (a) or (b) above, in each case under
      (a), (b) or (c) above at any time on or prior to the first anniversary of the Extended Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

            "Dollars" and "$" means dollars in lawful currency of the United States of America.

            "Domestic Subsidiary" means each direct and indirect Subsidiary of the Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

            "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower's consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business

      Days after notice of such proposed assignment has been delivered to the Borrower; and (iii) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

            "Equity Issuance" means the issuance, sale or other disposition by a Credit Party or any of its Subsidiaries of its Capital Stock, any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in such Credit Party or any of its Subsidiaries; provided, however, that the term Equity Issuance shall not include (a) the issuance or sale of Capital Stock by any of the Subsidiaries of the Borrower to the Borrower or any other Subsidiary; provided that such Capital Stock is pledged to the Collateral Agent pursuant to a Pledge and Security Agreement, (b) any Capital Stock of the Borrower issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price, or (c) any rights, options or other Capital Stock issued pursuant to bona fide employee, director or Managed Practice stock option or purchase plans or arrangements approved by the Borrower's board of directors or upon the exercise of rights or options issued under any such plan or arrangement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

            "ERISA Affiliate" means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, any Credit Party or any of its Subsidiaries, within the meaning of Sections 414(b),
      (c), (m) or (o) of the Code or Section 4001 of ERISA.

            "ERISA Event" means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by any Credit Party, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by any Credit Party, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by any Credit Party, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Credit Party, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Credit Party, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon any Credit Party, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Credit Party, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by any Credit Party, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which any Credit Party, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable or (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Credit Party, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

            "Eurodollar Loan" means a Term Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

            "Eurodollar Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

            Eurodollar Rate =    London Interbank Offered Rate
                               ---------------------------------
                               1 - Eurodollar Reserve Percentage

            "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurodollar liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurodollar liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

            "Event of Default" has the meaning set forth in Section 7.1.

            "Extended Maturity Date" has the meaning set forth in Section
      3.5(a).

            "Federal Funds Rate" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions from three Federal Funds brokers of recognized standing selected by it.

            "Fee Letter" means that certain letter agreement, dated as of October 24, 2001, among the Borrower, Bank of America and BAS, as amended, modified, supplemented or restated from time to time.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

            "Governmental Authority" means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any state dental board) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guarantor" means each of the direct or indirect Domestic Subsidiaries of the Borrower (other than Inactive Subsidiaries) and each other Person who becomes a Guarantor hereunder, together with their successors and permitted assigns.

            "Guaranty" means the guaranty of the Credit Party Obligations provided by the Guarantors pursuant to Section 4.

            "Hedging Agreements" means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by a Credit Party.

            "Inactive Subsidiary" means any Subsidiary of the Borrower (i) the Capital Stock of which is or has been acquired by the Borrower or any of its Subsidiaries from individuals who enter into a Service

      Agreement in the ordinary course of the Borrower's or its Subsidiaries' acquisition program, (ii) the total assets of which do not exceed, on a book value basis, $25,000 at any one time and (iii) that has no active or customer revenue and which does not conduct any active trade or business; provided, however, that in no event shall a Subsidiary that is a guarantor of the Borrower's obligations under the Revolving Senior Credit Agreement be an Inactive Subsidiary.

            "Incorporated Covenants" has the meaning set forth in Section 6.3.

            "Incorporated Representations and Warranties" has the meaning set forth in Section 6.3.

            "Indebtedness" means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Credit Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (h) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (i) all Contingent Obligations of such Person, (j) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (k) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

            "Indemnified Liabilities" has the meaning set forth in Section 9.5.

            "Intercompany Notes" means the intercompany notes evidencing Indebtedness permitted pursuant to Section 8.1(iv) of the Incorporated Covenants.

            "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent (on behalf of itself and the Lenders), the Revolver Agent (on behalf of itself and the Revolver Lenders) and the Collateral Agent, as amended, modified, supplemented or restated from time to time with the consent of the Administrative Agent.

            "Interest Payment Date" means (a) as to Base Rate Loans, the first day of each calendar month and the Maturity Date or the Extended Maturity Date (if the Maturity Date is extended in accordance with the terms of Section 3.5(a)) and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date or the Extended Maturity Date (if the Maturity Date is extended in accordance with the terms of Section 3.5(a)).

            "Interest Period" means, as to Eurodollar Loans, a period of one month duration commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date or the Extended Maturity Date (if the Maturity Date is extended in accordance with the terms of Section 3.5(a)) and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

            "Joinder Agreement" means a joinder agreement substantially in the form of Exhibit 6.2.

            "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

            "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 1.1(a), or such other office or offices as a Lender may from time notify to the Borrower and the Administrative Agent.

            "Lien" means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

            "Licenses" means any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

            "Limitation" means a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in a Third Party Payor Arrangement, and the loss of any other rights.

            "London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

            "Managed Practice" means any dentist, orthodontist, professional association, professional corporation, partnership or similar Person for whose practice a Credit Party or any of its Subsidiaries provides business, management, administrative or other non-clinical support services pursuant to a Service Agreement.

            "Material Adverse Change" means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Credit Parties and their Subsidiaries, taken as a whole.

            "Material Adverse Effect" means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Credit Parties and their Subsidiaries, taken as a whole, (b) the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under this Credit Agreement or any of the other Credit Documents or (c) the legality, validity or enforceability of this Credit Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

            "Maturity Date" means November 9, 2002.

            "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

            "Net Cash Proceeds" means, in the case of any Equity Issuance or Debt Issuance, the aggregate cash payments received by the Credit Parties and their Subsidiaries less reasonable and customary fees and expenses (including underwriting discounts and commissions) incurred by the Credit Parties and their Subsidiaries in connection therewith.

            "Notice of Borrowing" means a request by the Borrower for a Term Loan in the form of Exhibit 2.1(b).

            "Notice of Continuation/Conversion" means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.2.

            "OrthAlliance" means OrthAlliance, Inc., a Delaware corporation.

            "OrthAlliance Acquisition" means the acquisition by the Borrower of OrthAlliance pursuant to the Agreement and Plan of Merger.

            "Other Taxes" has the meaning set forth in Section 3.13(b).

            "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

            "Permitted Liens" shall have the meaning set forth in Section 8.3 of the Incorporated Covenants.

            "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

            "Plan" means any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate may have any liability.

            "Pledge and Security Agreement" means any pledge and security agreement executed and delivered by a Credit Party in favor of the Collateral Agent and the Administrative Agent, for the benefit of the Lenders, as amended, modified, restated or supplemented from time to time.

            "Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

            "Pro Forma Basis" means, for purposes of determining compliance with the financial covenants set forth in Article VII of the Incorporated Covenants as of any date of determination, that (a) Consolidated Indebtedness shall be determined as of such date of determination after giving effect to any borrowing on such date and (b) Consolidated Lease Expense, Consolidated Cash Flow, Consolidated Fixed Charges and Consolidated Net Worth shall be as set forth in the most recent Compliance Certificate delivered pursuant to Section 6.2(a) of the Incorporated Covenants. For purposes of this definition, "Consolidated Indebtedness," "Consolidated Lease Expense," "Consolidated Cash Flow," "Consolidated Fixed Charges," "Consolidated Net Worth," and "Compliance Certificate" shall have the meanings ascribed thereto in the Revolving Senior Credit Agreement as of the Closing Date.

            "Prohibited Transaction" means any transaction described in (a)
      Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

            "Property" means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "Reimbursement Approvals" means, with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by Governmental Authorities or other Persons.

            "Reportable Event" means (a) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under
      Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with
      Section 412(d) of the Code), (b) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

            "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 66 2/3% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes hereof, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the product of the Commitment Percentage of such Lender multiplied by the aggregate principal amount of Term Loans outstanding at such time and (b) at any time after the termination of the Commitments, the principal balance of the outstanding Term Loans of such Lender.

            "Requirement of Law" means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents.

            "Responsible Officer" means, with respect to any Credit Party or any of its Subsidiaries, the president, the chief executive officer, the co-chief executive officer, the chief financial officer, any executive officer, vice president - finance, principal accounting officer or treasurer of such Credit Party or Subsidiary, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party or such Subsidiary in respect of this Credit Agreement and the other Credit Documents.

            "Revolver Agent" has the meaning set forth in the definition of Revolving Senior Credit Agreement.

            "Revolver Lenders" has the meaning set forth in the definition of Revolving Senior Credit Agreement.

            "Revolving Senior Credit Agreement" means that certain Credit Agreement, dated as of October 8, 1998, among the Borrower and certain foreign subsidiaries of the Borrower party thereto, as borrowers, the guarantors party thereto, the lenders party thereto (the "Revolver Lenders"), First Union National Bank, as agent (the "Revolver Agent"), Bank of America, as documentation agent, and Citibank, N.A., as syndication agent, as such agreement has been amended or modified on or prior to the Closing Date and as it may be amended, modified, or supplemented from time to time thereafter in accordance with the terms thereof.

            "Second Amendment" has the meaning set forth in Section 5.1(j).

            "Second Borrowing" has the meaning set forth in Section 2.1(b).

            "Service Agreement" means any agreement or arrangement between any Credit Party or any of its Subsidiaries and one or more Managed Practices pursuant to which such Credit Party or such Subsidiary agrees to provide or arrange for comprehensive management, administrative and other non-medical support services to such Managed Practice or Practices in exchange for payment to such Credit Party or such Subsidiary of a service, management or similar fee.

            "Solvent" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and
      (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

            "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

            "Taxes" has the meaning set forth in Section 3.13(a).

            "Term Loans" or "Loans" has the meaning set forth in Section 2.1(a).

            "Term Notes" or "Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Term Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of
      Exhibit 2.1(c).

            "Third Party Payor Arrangements" means any and all arrangements with Medicare, Medicaid, TRICARE/CHAMPUS and any other Governmental Authority or quasi-public agency, Blue Cross, Blue Shield, any managed care plans and organizations including, without limitation, health maintenance organizations and preferred provider organizations, private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

      1.2   COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS.

      For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

      1.3   ACCOUNTING TERMS/CALCULATION OF FINANCIAL COVENANTS.

      Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Credit Agreement, for purposes of calculation of the financial covenants set forth in Article VII of the Revolving Senior Credit Agreement, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Credit Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Credit Parties referred to in Section 5.1(d). In the event that any changes in GAAP after such date are required to be applied to the Credit Parties and would affect the computation of the financial covenants contained in Article VII of the Incorporated Covenants, such changes shall be followed only from and after the date this Credit Agreement shall have been amended to take into account any such changes. Notwithstanding the foregoing or any other provision of this Credit Agreement, the assets, liabilities, revenues, income, losses and other financial statement items of Subsidiaries of the Borrower that are not Guarantors shall not be taken into account in the calculation of the financial covenants set forth in Article VII of the Incorporated Covenants.

      1.4   TIME.

      All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.


                                    SECTION 2

                                 CREDIT FACILITY

      2.1   TERM LOANS.

            (a) Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (collectively, the "Term Loans" or "Loans") to the Borrower, in Dollars, in an amount equal to such Lender's Commitment Percentage of the Committed Amount; provided that the aggregate amount of such Term Loans made shall not exceed the Committed Amount. Once repaid or prepaid, Term Loans cannot be reborrowed.

            (b) Funding of Term Loans. By no later than 11:00 a.m. on the Closing Date, the Borrower shall submit to the Administrative Agent a Notice of Borrowing setting forth the amount of Term Loans requested to be funded on the Closing Date and a certification that the Borrower has complied in all respects with Section 5.2; provided that at least $40,000,000 of the Committed Amount shall be funded on the Closing Date. All or a portion of the remainder of the Committed Amount, if any, may be borrowed by the Borrower in a single borrowing (the "Second Borrowing") within 90 days of the Closing Date. By no later than 11:00 a.m. (a) on the date of the Second Borrowing if the Term Loans requested will be Base Rate Loans or (b) three Business Days prior to the date of the Second Borrowing if the Term Loans requested will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent with the information described below as well as submit a written Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) whether such Term Loans shall be Base Rate Loans or Eurodollar Loans and (iii) a certification that the Borrower has complied in all respects with Section 5.2. On the Closing Date and on the date of the Second Borrowing, if any, each Lender will make its Commitment Percentage of the requested

      Term Loans available to the Administrative Agent by deposit, in Dollars and in immediately available funds, at the offices of the Administrative Agent at the Agency Services Address or at such other address as the Administrative Agent may designate in writing. The amount of the Term Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent, to the extent the amount of such Term Loans are made available to the Administrative Agent. All Term Loans made on the Closing Date or within three Business Days after the Closing Date shall be Base Rate Loans. Thereafter, all or any portion of the Term Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.2.

            No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make a Term Loan hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. If the Administrative Agent shall have received an executed signature page to this Credit Agreement (whether an original or via telecopy) from a Lender, the Administrative Agent may assume that such Lender has or will make the amount of its Term Loans available to the Administrative Agent on the Closing Date and on the date of the Second Borrowing, if any, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the Base Rate and (ii) from a Lender at the Federal Funds Rate if paid within two Business Days of the date of drawing and thereafter at a rate equal to the Base Rate.

            (c) Term Notes. The Term Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to the Commitment of such Lender in substantially the form of Exhibit 2.1(c).

      2.2   CONTINUATIONS AND CONVERSIONS.

      Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.2, setting forth whether the Borrower wishes to continue or convert such Term Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

      2.3   MINIMUM AMOUNTS.

      Each request for a conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Term Loans), and (c) no more than 5 Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.3, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.


                                    SECTION 3

                          GENERAL PROVISIONS APPLICABLE
                                  TO TERM LOANS

      3.1   INTEREST.

            (a) Interest Rate. Subject to Section 3.1(b) and the last paragraph of this subsection (a), on or prior to the Maturity Date (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate. If the Borrower exercises its right to extend the Maturity Date in accordance with Section 3.5(a), then, after the Maturity Date all Term Loans shall accrue interest (subject to Section 3.1(b)) during the time periods set forth below at the rates corresponding thereto:

                          Time Period             Interest Rate
                   From the first anniversary
                   of the Closing Date through
                       January 31, 2003               10.00%
                  From February 1, 2003 through       10.50%
                        April 30, 2003
                   From May 1, 2003 through           11.00%
                         July 31, 2003
                    From August 1, 2003 to            11.50%
                        October 7, 2003

            Notwithstanding the foregoing, the interest rate for Term Loans shall not exceed 12% per annum (without giving effect to any default rate of interest that may apply pursuant to Section 3.1(b)).

            (b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Term Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then, (i) on or prior to the Maturity Date, interest shall accrue at the Adjusted Base Rate plus 2% per annum and (ii) after the Maturity Date, interest shall accrue at 13.50% per annum).

            (c) Interest Payments. Interest on Term Loans shall be due and payable in arrears on each Interest Payment Date.

      3.2   PLACE AND MANNER OF PAYMENTS.

      All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be made unconditionally and without any setoff, deduction, counterclaim, defense, recoupment or withholding of any kind and received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds. Payments received after such time shall be deemed to have been received on the next Business Day. All such payments shall be made to the Administrative Agent at the Agency Services Address. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Term Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may reasonably deem appropriate). The Administrative Agent will distribute such payments to the Lenders on the same Business Day if any such payment is received at or before 2:00 p.m.; otherwise the Administrative Agent may distribute such payment to the Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans (or interest payable with respect thereto), if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day and except as required by Section 3.5(b).

      3.3   PREPAYMENTS.

            (a) Voluntary Prepayments. The Borrower shall have the right to prepay the Term Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent, (ii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000 and (iii) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate. All prepayments under this Section 3.3(a) shall be subject to Section 3.14.

            (b)   Mandatory Prepayments.

                  (i) Equity Issuances. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Equity Issuance (all such prepayments to be applied as set forth in Section 3.3(c) below).

                  (ii) Debt Issuances. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (all such prepayments to be applied as set forth in Section 3.3(c) below).

            (c) Application of Prepayments. On or prior to the Maturity Date, all amounts required to be prepaid pursuant to Section 3.3(b) shall be applied first to Base Rate Loans and second to Eurodollar Loans in direct order of Interest Period maturities. After the Maturity Date, all amounts required to be prepaid pursuant to Section 3.3(b) shall be applied pro rata to the outstanding Term Loans. All prepayments pursuant to Section 3.3(b) shall be subject to Section 3.14.

      3.4   ADMINISTRATIVE FEES.

            The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the "Administrative Fees") in the Fee Letter.

      3.5   EXTENSION OF MATURITY DATE; PAYMENT IN FULL AT MATURITY.

            (a) So long as no Default or Event of Default shall have occurred and be continuing on the date of the extension request and on the Maturity Date, the Borrower shall have the right, upon not less than 30 days' and not more than 60 days' prior written notice to the Lenders, to extend the Maturity Date to October 7, 2003 (the "Extended Maturity Date").

            (b) On the Maturity Date or, if the Maturity Date has been extended in accordance with subsection (a) above, on the Extended Maturity Date, the entire outstanding principal balance of all Term Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 7.2; provided that if the Maturity Date or the Extended Maturity Date, as applicable, is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

      3.6   COMPUTATIONS OF INTEREST AND FEES.

            (a) Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable.

            (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Term Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Term Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Term Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Term Loans. The right to demand payment of the Term Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Term Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Term Loans so that the amount of interest on account of the Term Loans does not exceed the maximum nonusurious amount permitted by applicable law.

      3.7   PRO RATA TREATMENT.

      Except to the extent otherwise provided herein, each Term Loan borrowing, each payment or prepayment of principal of any Term Loan, each payment of fees and each conversion or continuation of any Term Loans, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the relevant Lenders in accordance with the respective Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the principal amounts of the outstanding Term Loans of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Term Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Term Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this Section 3.7 is rescinded or must otherwise be returned by the Administrative Agent, such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

      3.8   SHARING OF PAYMENTS.

      The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Term Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Term Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Commitment Percentages (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the principal amounts of the outstanding Term Loans of such Lenders). The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Term Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section
3.8 to share in the benefits of any recovery on such secured claim.

      3.9   CAPITAL ADEQUACY.

      If any Lender determines that the introduction after the Closing Date of any law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

      3.10  EURODOLLAR PROVISIONS.

      If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan or (c) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of or conversion into a Base Rate Loan in the amount specified therein.

      3.11  ILLEGALITY.

      If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.

      3.12  REQUIREMENTS OF LAW.

      If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern) and (ii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time, upon demand of such Lender (through the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

      3.13  TAXES.

            (a) Any and all payments by a Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If a Credit Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender, if applicable) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

            (b) In addition, each Credit Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as "Other Taxes").

            (c) If a Credit Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, such Credit Party shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

            (d) Each Credit Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent and such Lender, and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

            (e) In the case of any payment hereunder or under any other Credit Document by or on behalf of a Credit Party through an account or branch outside the United States, or on behalf of a Credit Party by a payor that is not a United States person, if such Credit Party determines that no taxes are payable in respect thereof, such Credit Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

            (f) Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Credit Parties pursuant to this Credit Agreement), as appropriate, or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall
      (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Credit Parties make any deduction or withholding for taxes from amounts payable to such Lender. If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Credit Agreement, the assignor Lender was entitled to payments under Section 3.13(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee Lender on such date. If such Lender fails to deliver the above forms or other evidence, then the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(f), and costs and expenses (including Attorney Costs) of the Administrative Agent. For any period with respect to which a Lender has failed to provide the Borrower with the above forms or other evidence (other than if such failure is due to a change in the applicable law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes. The obligation of the Lenders under this Section 3.13(f) shall survive the payment of all Credit Party Obligations and the resignation or replacement of the Administrative Agent.

            (g) In the event that an additional payment is made under Section 3.13(a) or (c) for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

      3.14  COMPENSATION.

      Upon the written demand of any Lender, the Credit Parties shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

            (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

            (b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by such Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including Attorney Costs) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender may deem that it funded each Eurodollar Loan made by it in Dollars at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

      3.15  DETERMINATION AND SURVIVAL OF PROVISIONS.

      All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Credit Party Obligations.


                                    SECTION 4

                                    GUARANTY

      4.1   GUARANTY OF PAYMENT.

      Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement and the Administrative Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations under the Credit Documents and such Hedging Agreements. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

      4.2   OBLIGATIONS UNCONDITIONAL.

      The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Term Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full and all Commitments under the Credit Agreement have been terminated. Each Guarantor further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Term Notes or any of the other Credit Documents or any of the Hedging Agreements, or foreclosing their security interest in or Lien on any collateral, if any, securing the Credit Party Obligations, or from exercising any other rights available to them under this Credit Agreement, the Term Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantors further agree to all rights of set-off as set forth in Section 9.2 and agree that their obligations are secured pursuant to the Collateral Documents.

      4.3   MODIFICATIONS.

      Each Guarantor agrees that (a) all or any part of the Collateral, if any, now or hereafter held for the Credit Party Obligations, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the Properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Term Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

      4.4   WAIVER OF RIGHTS.

      Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and of all Term Loans made to the Borrower by the Lenders;
(b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders' subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.

      4.5   REINSTATEMENT.

      The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      4.6   REMEDIES.

      The Guarantors agree that, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in
Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.

      4.7   LIMITATION OF GUARANTY.

      Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise and including, without limitation, the Bankruptcy Code).

      4.8   RIGHTS OF CONTRIBUTION.

      The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments terminated.


                                    SECTION 5

                              CONDITIONS PRECEDENT

      5.1   CLOSING CONDITIONS.

      The obligation of the Lenders to enter into this Credit Agreement and make the initial Term Loans is subject to satisfaction (or waiver) of the following conditions:

            (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Term Notes; (iii) the Collateral Documents, (iv) the Intercreditor Agreement and (v) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

            (b) Authority Documents. Receipt by the Administrative Agent of the following with respect to each Credit Party:

                  (i) Organizational Documents. Copies of the articles or certificates of incorporation or other organizational documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and certified by a secretary or assistant secretary (or the equivalent) of such Credit Party to be true and correct as of the Closing Date.

                  (ii) Bylaws. A copy of the bylaws or other governing documents of such Credit Party certified by a secretary or assistant secretary (or the equivalent) of such Credit Party to be true and correct as of the Closing Date.

                  (iii) Resolutions. Copies of resolutions of the Board of
            Directors or other governing body of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary (or the equivalent) of such Credit Party to be true and correct and in full force and effect as of the Closing Date.

                  (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and each other jurisdiction in which the failure to qualify and be in good standing would have a Material Adverse Effect.

                  (v) Incumbency. An incumbency certificate of such Credit Party certified by a secretary or assistant secretary (or the equivalent) of such Credit Party to be true and correct as of the Closing Date.

            (c)   Opinions of Counsel.

                  (i) Receipt by the Administrative Agent of an opinion of counsel to the Credit Parties reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

                  (ii) Receipt by the Administrative Agent of a copy of each legal opinion (other than tax opinions) required to be delivered pursuant to the Agreement and Plan of Merger, if any, together with a letter from the law firm providing such legal opinion authorizing the Administrative Agent and the Lenders to rely on such legal opinion or evidence that such legal opinion authorizes such reliance, in form and substance reasonably satisfactory to the Administrative Agent.

            (d)   Financial Statements. Receipt by the Administrative Agent of
      (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Credit Parties and their Subsidiaries for the fiscal years 1999 and 2000 audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with any "management letter" or presentation submitted by such accountants in connection with such financial statements, (ii) the consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Credit Parties and their Subsidiaries for the fiscal quarter ended September 30, 2001 and (iii) such additional financial statements, information and projections regarding the Credit Parties and their Subsidiaries as the Administrative Agent may request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

            (e) Due Diligence. The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Credit Parties, their Subsidiaries and the Managed Practices, the transactions contemplated by this Credit Agreement and the other Credit Documents and the OrthAlliance Acquisition in scope and determination reasonably satisfactory to the Administrative Agent and the Lenders.

            (f) Material Adverse Effect. Since December 31, 2000, there shall have been no development or event relating to or affecting a Credit Party or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and no Material Adverse Change in the facts and information regarding the Credit Parties and their Subsidiaries as represented to date (other than in each case as previously disclosed in writing to the Administrative Agent).

            (g) Litigation. There shall not exist any order, decree, judgment, ruling or injunction or any pending or threatened action, suit, investigation or proceeding (i) which restrains the consummation of the OrthAlliance Acquisition in the manner contemplated by the Agreement and Plan of Merger or any transaction contemplated by the Credit Documents or
      (ii) against the Credit Parties and their Subsidiaries taken as a whole or, to the knowledge of any Credit Party, any Managed Practice (other than in each case as previously disclosed in writing to the Administrative Agent) that could have or be reasonably expected to have a Material Adverse Effect.

            (h) Consents. Receipt by the Administrative Agent of evidence that all necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Credit Agreement and the Credit Documents and the transactions contemplated herein and therein, and with respect to the OrthAlliance Acquisition, have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents or the OrthAlliance Acquisition.

            (i) Officer's Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Credit Parties and each of their Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any order, decree, judgment, ruling or injunction or any pending or threatened action, suit, investigation or proceeding (A) which restrains the consummation of the OrthAlliance Acquisition in the manner contemplated by the Agreement and Plan of Merger or any transaction contemplated by the Credit Documents or (B) against the Credit Parties and their Subsidiaries taken as a whole or, to the knowledge of any Credit Party after due inquiry, any Managed Practice (other than in each case as previously disclosed in writing to the Administrative Agent) that could have or be reasonably expected to have a Material Adverse Effect, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP, (iv) all conditions to the effectiveness of the Revolving Senior Credit Agreement have been satisfied or waived and (v) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (A) each Credit Party is Solvent and the Credit Parties and their Subsidiaries taken as a whole are Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (D) since December 31, 2000, there has been no development or event relating to or affecting a Credit Party or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that could result in or reasonably be expected to result in a Material Adverse Change, except as disclosed in writing to the Administrative Agent prior to the date of this Credit Agreement and (E) the Credit Parties are in compliance with each of the financial covenants set forth in Article VII of the Incorporated Covenants (x) as of September 30, 2001 and (y) on a pro forma basis, as of the Closing Date after giving effect to the transactions contemplated by the Credit Documents and the OrthAlliance Acquisition.

            (j) Revolving Senior Credit Agreement. Receipt by the Administrative Agent of an amendment to the Revolving Senior Credit Agreement (the "Second Amendment") on terms reasonably satisfactory to the Administrative Agent and satisfactory evidence that such amendment has been consummated or is being simultaneously consummated with this Credit Agreement.

            (k) Collateral. Receipt by the Administrative Agent of the following (in form and substance satisfactory to the Administrative Agent):

                  (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and state of organization of each Credit Party and/or the Collateral and each jurisdiction where a filing would need to be made in order to perfect the Lenders' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist with respect to the Collateral other than Permitted Liens;

                  (ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Lenders' security interest in the Collateral;

                  (iii) a letter from the Collateral Agent confirming its
            possession, on behalf of the Lenders and the Revolver Lenders, of
            (A) all stock certificates and Intercompany Notes evidencing the Collateral pledged to the Lenders pursuant to the Pledge and Security Agreement and (B) duly executed allonges and in blank undated stock powers with respect to such Intercompany Notes and stock certificates; and

                  (iv) such other collateral documentation as may be required by the Administrative Agent in its sole reasonable discretion in order to perfect and protect the Lenders' security interest in the Collateral.

            (l) OrthAlliance Acquisition. The OrthAlliance Acquisition shall have been consummated in all material respects in accordance with the Agreement and Plan of Merger filed as an exhibit to the Borrower's Registration Statement on Form S-4 as filed on October 5, 2001 with the Securities and Exchange Commission, with such changes as the Administrative Agent shall approve in its sole discretion.

            (m) Payoff Letters. Receipt by the Administrative Agent of payoff letters with respect to the Terminating OrthAlliance Indebtedness (as defined in the Second Amendment), in form and substance reasonably satisfactory to the Administrative Agent.

            (n) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Administrative Agent and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Fee Letter.

            (o) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

      5.2   CONDITIONS TO ALL EXTENSIONS OF CREDIT.

      In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Term Loans unless:

            (a) Notice. The Borrower shall have delivered to the Administrative Agent an appropriate Notice of Borrowing, duly executed and completed, on the Closing Date with respect to the initial Term Loans and by the time specified in Section 2.1(b) with respect to the Second Borrowing, if any.

            (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

            (c) No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Term Loans.

            (d) Availability. Immediately after giving effect to the making of a Term Loan (and the application of the proceeds thereof), the sum of the outstanding Term Loans shall not exceed the Committed Amount.

            (e) Pro Forma Compliance with Financial Covenants. Immediately after giving effect to the making of a Term Loan (and the application of the proceeds thereof), the Credit Parties shall be in compliance, on a Pro Forma Basis, with each of the financial covenants set forth in Article VII of the Incorporated Covenants.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above. If requested by the Administrative Agent, the Borrower shall provide detailed calculations demonstrating compliance with subsection (e) above.


                                    SECTION 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      6.1   REPRESENTATIONS AND WARRANTIES.

      Each Credit Party represents and warrants as follows:

            (a)   Corporate Organization and Power. Each of the Credit Parties
      (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

            (b) Authorization; Enforceability. Each of the Credit Parties has taken, or on the Closing Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Credit Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Credit Parties that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

            (c) No Violation. The execution, delivery and performance by each of the Credit Parties and its Subsidiaries of this Credit Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not
      (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it,
      (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement (including, without limitation, any Service Agreement) or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) result in a Limitation on any Licenses applicable to the business, operations or properties of such Credit Party or any of its Subsidiaries or any Managed Practice or adversely affect the ability of such Credit Party or any of its Subsidiaries or any Managed Practice to participate in any Third Party Payor Arrangement, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Pledge and Security Agreements, result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law or as expressly permitted under Section 8.10 of the Incorporated Covenants.

            (d)   Governmental and Third-Party Authorization; Permits.

                  (i) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Credit Parties and its Subsidiaries of this Credit Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof.

                  (ii) Each of the Credit Parties and its Subsidiaries and, to the knowledge of the Credit Parties, each Managed Practice, has, and is in good standing with respect to, all governmental approvals, permits and other Licenses and (to the extent applicable) all Reimbursement Approvals necessary to conduct its business as presently conducted and to own or lease and operate its Properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no pending or, to the knowledge of Credit Parties, threatened Limitation of any such approval, permit or other License or Reimbursement Approval of the Credit Parties or any Subsidiary thereof or any Managed Practice, except for such Limitations as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

            (e) Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Credit Parties, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting any Credit Party or any of its Subsidiaries or, to the knowledge of the Credit Parties, any Managed Practice, or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, except as disclosed in writing to the Administrative Agent prior to the date of this Agreement, (ii) with respect to any Service Agreement that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, except as disclosed in writing to the Administrative Agent prior to the date of this Agreement, or (iii) with respect to this Credit Agreement or any of the other Credit Documents.

            (f)   Proceeds. The proceeds of the Term Loans will be used solely
      (i) for working capital, capital expenditures and other lawful corporate purposes and (ii) to finance the repayment of outstanding

      Indebtedness of OrthAlliance in connection with the OrthAlliance Acquisition.

            (g) Subsidiaries. Except for Subsidiaries of the Borrower existing prior to the Closing Date which are inactive and have no assets, set forth on Schedule 6.1(g) is a true and complete list of all Subsidiaries of the Borrower as of the date of this Credit Agreement (after giving effect to the OrthAlliance Acquisition), the ownership thereof and which of such Subsidiaries are Inactive Subsidiaries.

      6.2   COVENANT REGARDING ADDITIONAL CREDIT PARTIES AND COLLATERAL.

      At the time any Person becomes a subsidiary guarantor under the Revolving Senior Credit Agreement, such Person shall also become a Guarantor hereunder by executing a Joinder Agreement in substantially the same form as Exhibit 6.2. Any Capital Stock, Intercompany Note or any other assets of a Credit Party pledged to the Revolver Agent or the Revolver Lenders pursuant to the terms of the Revolving Senior Credit Agreement or any loan document executed in connection therewith shall also be pledged to the Administrative Agent pursuant to a Pledge and Security Agreement and such other collateral documentation as the Administrative Agent may reasonably require and shall be subject to the terms of the Intercreditor Agreement.

      6.3   INCORPORATION OF ADDITIONAL REPRESENTATIONS, WARRANTIES AND
COVENANTS.

      Reference is made to the Revolving Senior Credit Agreement and the representations and warranties of the Borrower contained in Article V of the Revolving Senior Credit Agreement (hereinafter referred to as the "Incorporated Representations and Warranties") and the covenants of the Borrower contained in Articles VI, VII and VIII (other than Section 8.2(v) thereof) of the Revolving Senior Credit Agreement (hereinafter referred to as the "Incorporated Covenants"). Each of the Credit Parties agrees with the Lenders that the Incorporated Representations and Warranties and the Incorporated Covenants and all other relevant provisions of the Revolving Senior Credit Agreement related thereto, including without limitation the defined terms contained in Section 1.1 thereof which are used in the Incorporated Representations and Warranties and the Incorporated Covenants (hereinafter referred to as the "Additional Incorporated Terms"), are hereby incorporated by reference into this Credit Agreement to the same extent and with the same effect as if set forth fully herein, and shall inure to the benefit of the Lenders, without giving effect to any waiver, amendment, modification, replacement or termination of the Revolving Senior Credit Agreement or any term or provision of the Incorporated Representations and Warranties, the Incorporated Covenants or the Additional Incorporated Terms occurring subsequent to the Closing Date, except to the extent otherwise specifically provided in the last paragraph of this Section 6.3.

      For purposes of the incorporation of provisions in the Revolving Senior Credit Agreement pursuant to this Section 6.3, (a) all references in the Incorporated Representations and Warranties, the Incorporated Covenants and the Additional Incorporated Terms to (i) the "Administrative Agent" (except with respect to Section 8.4(iv) of the Incorporated Covenants), the "Lenders," or the "Required Lenders" shall be deemed to refer to the Administrative Agent, the Lenders and the Required Lenders hereunder, respectively, (ii) the "Agreement" (except with respect to Section 8.2(i) of the Incorporated Covenants) shall be deemed to refer to the "Credit Agreement" hereunder, (iii) "OCA" or "Borrower", to the extent such reference is to OCA shall be deemed to refer to the "Borrower" hereunder, as applicable, (iv) the "Obligations" (except with respect to Section 8.3(i) of the Incorporated Covenants) shall be deemed to refer to the "Credit Party Obligations" hereunder, (v) the "Closing Date" shall be deemed to refer to the "Closing Date" hereunder, (vi) the "Commitments" shall be deemed to refer to the "Commitments" hereunder, (vii) a "Default" or an "Event of Default" shall be deemed to refer to a "Default" or an "Event of Default" hereunder, respectively, (viii) the "Loans" (except with respect to Section 8.4(iv) of the Incorporated Covenants) shall be deemed to refer to the "Term Loans" hereunder,
(ix) the "Maturity Date" shall be deemed to refer to the "Maturity Date" or the "Extended Maturity Date" (if the Maturity Date has been extended in accordance with the terms of Section 3.5(a)) hereunder, (x) the "Notes" (except with respect to Section 8.2(i) of the Incorporated Covenants) shall be deemed to refer to the "Term Notes" hereunder, (xi) the "Pledge Agreements" (except with respect to Section 8.3(i) of the Incorporated Covenants) shall be deemed to refer to the "Pledge and Security Agreements" hereunder, (xii) the "Subsidiary Guarantors" shall be deemed to refer to the "Guarantors" hereunder, and (xiii) the "Subsidiary Guaranty" (except with respect to Section 8.2(i) of the Incorporated Covenants) shall be deemed to refer to the "Guaranty" hereunder,
(b) the reference in Section 8.11(iv) of the Incorporated Covenants to the "Bridge Credit Documents" shall be deemed to refer to the "Credit Documents" (as defined in the Revolving Senior Credit Agreement) and (c) references in the Incorporated Representations and Warranties, the Incorporated Covenants and the


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
Additional Incorporated Terms to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to the Revolving Senior Credit Agreement unless otherwise specifically provided.

      In the event a waiver is granted under the Revolving Senior Credit Agreement or an amendment or modification is executed with respect to the Revolving Senior Credit Agreement, and such waiver, amendment and/or modification affects the Incorporated Representations and Warranties, the Incorporated Covenants or the Additional Incorporated Terms, then such waiver, amendment or modification shall be effective with respect to the Incorporated Representations and Warranties, the Incorporated Covenants and the Additional Incorporated Terms as incorporated by reference into this Credit Agreement only if consented to in writing by the Required Lenders.

      In the event the Revolving Senior Credit Agreement is replaced or terminated, then the Incorporated Representations and Warranties, the Incorporated Covenants and the Additional Incorporated Terms (as amended or modified in accordance with this Section 6.3) shall continue to be the Incorporated Representations and Warranties, the Incorporated Covenants and the Additional Incorporated Terms hereunder unless otherwise agreed to by the Required Lenders or by the Administrative Agent on their behalf.


                                    SECTION 7

                                EVENTS OF DEFAULT

      7.1   EVENT OF DEFAULT.

      An event of default shall exist upon the occurrence, and during the continuation, of any of the following specified events (each an "Event of Default"):

            (a) Payment. The Borrower shall fail to pay (i) any principal of any Term Loan when due or (ii) any interest on any Term Loan, any fee or any other Credit Party Obligation when due, and in the case of clause (ii) only, such failure shall continue unremedied for a period of two (2) Business Days. Any Guarantor shall fail to pay when due any of its obligations under the Guaranty. Any default or event of default shall occur under any Hedging Agreement to which the Borrower and any Lender or Affiliate of any Lender are parties.

            (b)   Covenants.

                  (i) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in (A)
            Section 6.1(f), (B) Sections 6.2(e)(i), 6.3(i) and 6.10 of the Incorporated Covenants or (C) Article VII or Article VIII of the Incorporated Covenants.

                  (ii) Any Credit Party or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Credit Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and
            (b)(i) above, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of (A) five (5) days in the case of the covenants set forth in Sections 6.1, 6.2 (other than 6.2(e)(i)) and 6.9 of the Incorporated Covenants, and (B) thirty
            (30) days in all other instances, in each case under clauses (A) and
            (B) above after the earlier of (x) the date on which a Responsible Officer of the Credit Party or such Subsidiary acquires knowledge thereof and (y) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower.

            (c) Representations. Any representation or warranty made or deemed made by or on behalf of any Credit Party or any of its Subsidiaries in this Credit Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished.

            (d) Defaults Under Other Indebtedness. Any Credit Party or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) (A) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Credit Agreement) having an aggregate principal amount of at least $250,000 (or, if such Indebtedness is in a foreign currency, the equivalent of $250,000 in such foreign currency) or (B) any termination or other payment under any Hedging Agreement covering a notional amount of Indebtedness of at least $250,000 (or, if such Indebtedness is in a foreign currency, the equivalent of $250,000 in such foreign currency) or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity.

            (e) Voluntary Bankruptcy. Any Credit Party or any of its Subsidiaries (with assets having a value of $250,000 or more) shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (f) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its Properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing.

            (f) Involuntary Bankruptcy. Any involuntary petition or case shall be filed or commenced against any Credit Party or any of its Subsidiaries (with assets having a value of $250,000 or more) seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its Properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding.

            (g) Judgments. Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing and that carry a deductible not exceeding $10,000 in the aggregate) in excess of $1,000,000 shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective Properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder.

            (h) Credit Documents. (i) Any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert, (ii) any Pledge and Security Agreement to which any Credit Party or any of its Subsidiaries is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation (A) occurs in accordance with the terms thereof, (B) is due to any act or failure to act on the part of the Administrative Agent or any Lender, or
      (C) affects an immaterial portion of the Collateral purported to be covered thereby, or any Credit Party or any such Subsidiary shall assert any of the foregoing, or (iii) any Guarantor or any Person acting on behalf of any such Guarantor shall deny or disaffirm its obligations under the Guaranty.

            (i) ERISA. Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Credit Parties, their Subsidiaries and the ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,000,000.

            (j) Limitation on Licenses or Reimbursement Approvals. There shall occur a Limitation with respect to any one or more Licenses or Reimbursement Approvals of any Credit Party, any of its Subsidiaries or any Managed Practice, or any other action shall be taken by any Governmental Authority or other Person in response to any alleged failure by such Credit Party, such Subsidiary or such Managed Practice to be in compliance with applicable Requirements of Law, and such Limitation or other action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or there shall occur any introduction of or change in any Requirement of Law (or in the interpretation or administration thereof by any Governmental Authority) governing or affecting any Credit Party, any of its Subsidiaries or any Managed Practice, and such introduction or change, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

            (k) Termination of Contracts. Any one or more agreements or contracts to which any Credit Party or any of its Subsidiaries is a party shall be terminated or shall, for any other reason, fail to be in full force and effect and enforceable in accordance with its terms, and such event or condition, together with all other such events or conditions, if any, has or would be reasonably likely to have a Material Adverse Effect.

            (l) Casualty Loss. There shall occur (i) any uninsured damage to, or loss, theft or destruction of, any Collateral or other Properties of the Credit Parties and their Subsidiaries having an aggregate fair market value in excess of $1,000,000 or (ii) any labor dispute, act of God or other casualty that has or would be reasonably likely to have a Material Adverse Effect.

            (m) Material Adverse Change. There shall occur any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

            (n) Change of Control. Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 30% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals (A) who constituted the Board of Directors as of the Closing Date or (B) who shall have become a member thereof subsequent to the Closing Date after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the Closing Date (or their replacements approved as herein required).

            (o) Cross Default. An Event of Default (as defined in the Revolving Senior Credit Agreement) shall occur.

            (p) Post Closing Letter. A breach by the Borrower under the terms of that certain payoff letter between the Borrower and the Administrative Agent dated as of the Closing Date.

      7.2   ACCELERATION; REMEDIES.

      Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or shall, upon the request and direction of the Required Lenders, take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

            (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.


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
            (b) Acceleration of Term Loans. Declare the unpaid principal of and any accrued interest in respect of all Term Loans and any and all other Credit Party Obligations of any and every kind owing by a Credit Party to any of the Lenders under the Credit Documents to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

            (c) Enforcement of Rights. To the extent permitted by law and subject to the terms of the Intercreditor Agreement, enforce (and direct the Collateral Agent to enforce) any and all rights and interests created and existing under applicable law and under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) or (g) of the Revolving Senior Credit Agreement shall occur, then the Commitments shall automatically terminate and all Term Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

      7.3   ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT.

      Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable Attorney Costs) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Administrative Agent and the Lenders under the Credit Documents, pro rata as set forth below;

            SECOND, to payment of any fees owed to the Administrative Agent or any Lender, pro rata as set forth below;

            THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

            FOURTH, to the payment of the outstanding principal amount of the Term Loans and to any principal amounts outstanding under Hedging Agreements between a Credit Party and a Lender or Affiliate of a Lender, pro rata as set forth below;

            FIFTH, to all other Credit Party Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

            SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Term Loans held by such Lender bears to the aggregate then outstanding Term Loans, or, in the case of clause "FOURTH" above, the proportion that the then outstanding Term Loans and obligations under Hedging Agreements held by such Lender bears to the aggregate then outstanding Term Loans and obligations under Hedging Agreements) of amounts available to be applied.


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
                                    SECTION 8

                                AGENCY PROVISIONS


      8.1   APPOINTMENT.

      Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary or trustee relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      8.2   DELEGATION OF DUTIES.

      The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      8.3   EXCULPATORY PROVISIONS.

      No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein and therein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

      8.4   RELIANCE ON COMMUNICATIONS.

            (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the Administrative


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
      Agent in accordance with Section 9.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants, and their respective successors and assigns. Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

      8.5   NOTICE OF DEFAULT.

      The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Credit Party referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be reasonably directed by the Required Lenders in accordance with Section 7.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      8.6   NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

      Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.


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
      8.7   INDEMNIFICATION.

      Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person's gross negligence or willful misconduct; it being understood that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Credit Parties. The undertaking in this Section 8.7 shall survive termination of the Commitments, the payment of all Credit Party Obligations hereunder and the resignation or replacement of the Administrative Agent.

      8.8   ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

      Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Term Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

      8.9   SUCCESSOR AGENT.

      The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint a successor administrative agent for the Lenders (such appointment, absent the existence of an Event of Default, to be subject to the consent of the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 8 and Sections 9.5 and 9.10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      8.10  INTERCREDITOR AGREEMENT.

      Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and hereby (a) authorizes the Administrative Agent to execute and deliver the Intercreditor Agreement on its behalf and (b) consents to the appointment of First Union National Bank as Collateral Agent, on behalf of the Benefited Parties, pursuant to the terms of the Intercreditor Agreement.


                                    SECTION 9

                                  MISCELLANEOUS

      9.1   NOTICES.

      Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set forth on Schedule 9.1, (c) on the Business Day following the day on which the same has been delivered prepaid (or subject to an invoice arrangement) to a reputable national overnight air courier service, or (d) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 9.1, or at such other address as such party may specify by written notice to the other parties hereto.

      9.2   RIGHT OF SET-OFF.

      In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 7.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of the Credit Parties to the Lenders hereunder, under the Term Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Term Loans and Commitments hereunder pursuant to Sections
3.8 or 9.3(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

      9.3   BENEFIT OF AGREEMENT.

            (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign and transfer any of its interests (except as permitted by Section 8.1 of the Incorporated Covenants) without the prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 9.3.

            (b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Term Loans, its Term Notes and its Commitment); provided, however, that:

                  (i)   each such assignment shall be to an Eligible Assignee;

                  (ii) except (A) in the case of an assignment to another Lender, (B) in the case of an assignment of all of a Lender's rights and obligations under this Credit Agreement, or (C) with the consent of the Administrative Agent and the Borrower, any such partial assignment shall be in an amount at least equal to $1,000,000 (or, if less, the remaining amount of the Commitment of such assigning Lender) or an integral multiple of $500,000 in excess thereof;

                  (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Term Notes; and

                  (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an assignment agreement in substantially the form of Exhibit 9.3(b), together with a processing fee from the assignor of $3,500.

      Upon execution, delivery, and acceptance of such assignment agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 9.3(b), the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Term Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 3.13.

      By executing and delivering an assignment agreement in accordance with this Section 9.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assigning Lender and such assignee each represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

            (c) Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (d) Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such assignment agreement has been completed and is in substantially the form of

      Exhibit 9.3(b), (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

            (e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment and its Term Loans); provided, however, that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participant shall be entitled to the benefit of the yield protection provisions contained in Sections
      3.9 through 3.14, inclusive (but not for a greater amount than the Lender would be entitled to), and of the right of set-off contained in Section 9.2, (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement, and (v) such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Term Loans and its Term Notes and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Term Loans or Term Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Term Loans or Term Notes, extending its Commitment or releasing the Borrower or all or substantially all of the Guarantors from its or their respective obligations under the Credit Documents).

            (f) Unrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Term Loans and its Term Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

            (g) Information. Any Lender may furnish any information concerning the Credit Parties or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.14.

      9.4   NO WAIVER; REMEDIES CUMULATIVE.

      No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

      9.5   PAYMENT OF EXPENSES; INDEMNIFICATION.

      The Credit Parties agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent-Related Persons in connection with (A) the negotiation, preparation, execution and delivery, syndication and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Administrative Agent), subject to any limitation with respect to fees and expenses in connection with the closing of this Credit Agreement set forth in that certain Commitment Letter, dated October 24, 2001, among the Borrower, Bank of America and BAS, and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under the Credit Documents, and (ii) the Agent-Related Persons and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to herein and therein, including, without limitation, in connection with any such enforcement, the reasonable Attorneys' Costs of the Administrative Agent and each of the Lenders and (B) any bankruptcy or insolvency proceeding of any member of the consolidated group, and (b) indemnify the Agent-Related Persons and each Lender, its officers, directors, employees, representatives, counsel and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not such Agent-Related Person or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Term Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, reasonable Attorneys' Costs incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified) (all of the foregoing, collectively, the "Indemnified Liabilities"). The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Credit Party Obligations.

      9.6   AMENDMENTS, WAIVERS AND CONSENTS.

      Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the then Credit Parties; provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

            (a) extend the Maturity Date or the Extended Maturity Date (it being understood that an extension of the Maturity Date in accordance with the terms of Section 3.5(a) shall not require the consent of any Lender);

            (b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on the Term Loans or fees hereunder;

            (c) reduce or waive the principal amount of any Term Loan or extend the time of payment thereof;

            (d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

            (e) release the Borrower from its obligations or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents, release all or substantially all of the other Guarantors from their respective obligations under the Credit Documents or release all or substantially all of the Collateral;

            (f)   amend, modify or waive any provision of this Section 9.6 or
      Section 3.7, 3.8, 7.1(a), 9.2, 9.3 or 9.5; or

            (g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

Notwithstanding the above, no provision of Sections 3.4 or 8 may be amended or modified without the consent of the Administrative Agent.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of this Section 9.6, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and
(y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

      9.7   COUNTERPARTS/TELECOPY.

      This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

      9.8   HEADINGS.

      The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

      9.9   SURVIVAL OF INDEMNIFICATION.

      All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of the Term Loans and the repayment of the Term Loans and other Credit Party Obligations and the termination of the Commitments hereunder.

      9.10  GOVERNING LAW; VENUE; JURISDICTION.

            (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 9.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 9.10(a) is intended to impair a Credit Party's right under applicable law to appeal or seek a stay of any judgment.

            (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      9.11  WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES.

      EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each Credit Party agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents.

      9.12  SEVERABILITY.

      If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      9.13  FURTHER ASSURANCES.

      The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents, including without limitation such actions as are necessary or desirable in connection with the creation, perfection and maintenance of the security interests of the Lenders in the Collateral.

      9.14  CONFIDENTIALITY.

      Each Lender agrees that it will use reasonable efforts to keep confidential any non-public information from time to time supplied to it under any Credit Document; provided, however, that nothing herein shall prevent the disclosure of any such information to (a) the extent a Lender in good faith believes such disclosure is required by Requirement of Law or judicial process,
(b) counsel for a Lender or to its accountants, (c) bank examiners or auditors or comparable Persons, (d) any Affiliate of a Lender, (e) any other Lender, or any assignee, transferee or participant, or any potential assignee, transferee or participant, of all or any portion of any Lender's rights under this Credit Agreement who is notified of the confidential nature of such information or (f) any other Person in connection with (i) any litigation to which any one or more of the Lenders is a party if required by a court of law of competent jurisdiction or (ii) any proceeding to enforce such Lender's rights hereunder, under any other Credit Document or under any Hedging Agreement. No Lender shall have any obligation under this Section 9.14 to the extent any such information becomes available on a non-confidential basis from a source other than a Credit Party or that any information becomes publicly available other than by a breach of this Section 9.14 by any Lender or representative thereof.

      9.15  ENTIRETY.

      This Credit Agreement together with the other Credit Documents and the Fee Letter represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

      9.16  BINDING EFFECT; CONTINUING AGREEMENT.

            (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns.

            (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Term Loans, interest, fees and other Credit Party Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

      9.17  CONFLICT WITH INTERCREDITOR AGREEMENT.

      In case of a conflict between any provision of this Credit Agreement and any provision of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. No such conflict shall be deemed to exist merely because this Credit Agreement imposes greater obligations on the Credit Parties than the Intercreditor Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

                               ORTHODONTIC CENTERS OF AMERICA, INC.,
                               a Delaware corporation


                               By:    /s/ Bartholomew F. Palmisano, Sr.
                               Name:  Bartholomew F. Palmisano, Sr.
                               Title: Chairman of the Board, President and Chief
                                      Executive Officer

GUARANTORS:
                           ORTHODONTIC CENTERS OF ALABAMA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF ARIZONA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF ARKANSAS, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF CALIFORNIA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF COLORADO, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF CONNECTICUT, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF FLORIDA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF GEORGIA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF HAWAII, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF IDAHO, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF ILLINOIS, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF INDIANA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF KANSAS, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF KENTUCKY, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF LOUISIANA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF MAINE, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF MARYLAND, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF MASSACHUSETTS, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF MICHIGAN, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF MINNESOTA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF MISSISSIPPI, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF MISSOURI, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF NEVADA, INC.,
                           a Nevada corporation

                           ORTHODONTIC CENTERS OF NEW HAMPSHIRE, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF NEW JERSEY, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF NEW MEXICO, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF NEW YORK, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF NORTH CAROLINA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF NORTH DAKOTA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF OHIO, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF OKLAHOMA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF OREGON, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF PENNSYLVANIA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF PUERTO RICO, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF RHODE ISLAND, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF SOUTH CAROLINA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF TENNESSEE, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF TEXAS, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF UTAH, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF VIRGINIA, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF WASHINGTON, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF WASHINGTON D.C., INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF WEST VIRGINIA, INC., a Delaware corporation

                           ORTHODONTIC CENTERS OF WISCONSIN, INC.,
                           a Delaware corporation

                           ORTHODONTIC CENTERS OF WYOMING, INC.,
                           a Delaware corporation

                           ORTHALLIANCE, INC.,
                           a Delaware corporation

                           ORTHALLIANCE FINANCE, INC.,
                           a Delaware corporation

                           ORTHALLIANCE PROPERTIES, INC.,
                           a California corporation

                           ORTHALLIANCE SERVICES, INC.,
                           a California corporation

                           ORTHALLIANCE HOLDINGS, INC.,
                           a Texas corporation

                           ORTHALLIANCE NEW IMAGE, INC.,
                           a Delaware corporation

                           PEDOALLIANCE, INC.,
                           a Delaware corporation

                           PEDOALLIANCE PROPERTIES, INC.,
                           a California corporation


                           By:     /s/ Bartholomew F. Palmisano, Sr.
                           Name:   Bartholomew F. Palmisano, Sr.
                           Title:  President of each of the foregoing Guarantors

LENDERS:

                                BANK OF AMERICA, N.A.,
                                individually in its capacity as a Lender and in its capacity as Administrative Agent


                                By: /s/ Larry J. Gordon
                                Name: Larry J. Gordon
                                Title: Principal

                                BANK ONE, NA


                                By:     /s/ Steven Nance
                                Name:   Steven Nance
                                Title:  Vice President